UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                               December 14, 2006

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                                 651-293-2233

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 On December 14, 2006, Ecolab Inc. (the “Company”) issued and sold in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, €300,000,000 aggregate principal amount of the Company’s senior notes in two series: 4.355% Series A Senior Notes due 2013 in the aggregate principal amount of  €125,000,000 (the “Series A Notes”) and 4.585% Series B Senior Notes due 2016 in the aggregate principal amount of €175,000,000 (the “Series B Notes,” and together with the Series A Notes, the “Notes”), pursuant to a Note Purchase Agreement, previously disclosed, dated as of July 26, 2006, between the Company and the purchasers party thereto.

The Series A Notes bear interest at the rate of 4.355% per year and mature on December 14, 2013. Interest on the Series A Notes will be paid annually on December 14, commencing December 14, 2007. The Series B Notes bear interest at the rate of 4.585% per year and mature on December 14, 2016. Interest on the Series B Notes will be paid annually on December 14, commencing December 14, 2007. The Notes are not subject to prepayment except where, in certain specified instances, the Company consolidates or merges all or substantially all of its assets with any other Person (as defined in the Note Purchase Agreement). Upon such consolidation or merger, the Company will offer to prepay all of the Notes at 100% of the principal amount then outstanding plus accrued interest. In the event of a default by the Company under the Note Purchase Agreement, the Notes may become immediately due and payable for the unpaid principal amount, accrued interest and a make-whole amount determined as of the time of the default.

The foregoing summary of the Note Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which was previously filed as Exhibit (10) to the Company’s Report on Form 8-K dated July 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: December 20, 2006	By:	/s/Sarah Z. Erickson
By: Sarah Z. Erickson
Its: Assistant Secretary